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                     May 6, 2024

       Harout Diramerian
       Chief Financial Officer
       Hudson Pacific Properties, Inc.
       Hudson Pacific Properties, L.P.
       11601 Wilshire Blvd., Ninth Floor
       Los Angeles, CA 90025

                                                        Re: Hudson Pacific
Properties, Inc.
                                                            Hudson Pacific
Properties, L.P.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed on February
16, 2024
                                                            File No. 001-34789
and 333-202799-01

       Dear Harout Diramerian:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction